Exhibit 10.1(e)

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated the 14th day of July, 2015, by and between Escalera Resources Co. (“Seller”), and Vanguard Operating, LLC (“Buyer”). Seller and Buyer may be referred to individually as a “Party” and collectively, as “Parties”

RECITALS:

A.Seller desires to sell, assign and convey to Buyer and Buyer desires to purchase and accept certain oil and gas properties, as hereinafter described and referred to as the Pinedale Properties, including interests in three Participating Areas within the Pinedale Unit known as Mesa A, Mesa B and Mesa C, located in the Pinedale Anticline of Southwestern Wyoming, approximately 10 miles South of the town of Pinedale, Wyoming.

B.The Parties have reached agreement regarding such sale and purchase.

Now therefore, in consideration of the mutual covenants and agreements set forth herein, Buyer and Seller agree as follows:

ARTICLE 1. DEFINITIONS

Definitions:  In this Agreement, capitalized terms have the meanings provided in this Article, unless expressly provided otherwise in other Articles.  (All defined terms include both the singular and the plural.  All references to Articles refer to Articles in this Agreement, and all Exhibits refer to Exhibits attached to and made a part of this Agreement.)

“Affiliate” means and includes any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified.

“Alleged Environmental Condition” means environmental condition(s) asserted by Buyer in accordance with Section 5.2 that, as of the Closing Date (as hereinafter defined), are not in compliance with the then existing Environmental Laws (as hereinafter defined).

“Alleged Title Defect” means a Title Defect (as hereinafter defined) which is asserted by Buyer in accordance with Section 5.2.

“Allocated Value” shall have the meaning given that term in Section 3.3

“Assignment and Bill of Sale” means a document in the form of Exhibit E.

“Business Day” means a Day (as hereinafter defined) excluding Saturdays, Sundays and U.S. legal holidays.

“Casualty Loss” means any loss, damage or reduction in value resulting from mechanical failure or defects, catastrophic occurrences, acts of God and any other losses which are not the result of (i) normal wear and tear, (ii) natural reservoir changes or (iii) changes in commodity pricing, operating expenses or the financial condition of a Party.

“Claim” or “Claims” means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation) which are brought by or owed to a Third Party (as hereinafter defined).

“Close” or “Closing” means the consummation of the transfer of title to the Properties (as hereinafter defined) to Buyer, including execution and delivery of all documents provided herein.

“Closing Date” means on or before July 31,  2015, or such other earlier date as may be mutually agreed upon by the Parties.

“Day” means a calendar day consisting of twenty-four (24) hours from midnight to midnight.

“Defensible Title” means, as to each of the Properties, complete and exclusive ownership by Seller that, subject to and except for the Permitted Encumbrances (as hereinafter defined) is free and clear of encumbrances, liens, encroachments and restrictions on transfer, and is free of restrictions that would prevent the development of hydrocarbons from the Properties consistent with current practices and:

(a) entitles Seller to receive not less than the percentage set forth in Exhibit B as Seller’s Net Revenue Interest of all hydrocarbons produced, saved, and marketed from such Property, all without reduction, suspension, or termination of such interest throughout the productive life of such Property, except as specifically set forth in such Exhibit; and

(b) obligates Seller to bear not greater than the percentage set forth in Exhibit B  as Seller’s working interest of the costs and expenses relating to the maintenance, development, and operation of such Property, all without increase throughout the productive life of such Property, except as specifically set forth in such exhibit, unless there is a corresponding increase in the Net Revenue Interest.

“Effective Time” means April 1, 2015, at 7:00 a.m., local time where the Properties are located.

“Environmental Claims” means all Claims for pollution or environmental damages of any kind, including without limitation, those relating to: (a) remediation and/or clean-up thereof, (b) damage to and/or loss of any property or resource, and/or (c) injury or death of any person(s) whomsoever; including without limitation, Claims relating to breach and/or violation of Environmental Laws, common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or fault imposed by statute, rule, regulation or otherwise, Claims relating to asbestos or other potentially hazardous substances, all costs associated with remediation and clean up, and fines and penalties associated with any of the foregoing.

“Environmental Laws” means all laws, statutes, ordinances, permits, orders, judgments, rules or regulations which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction that relate to (a) the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

“Governmental Authority” shall mean any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises any jurisdiction over any of the Properties.

“Laws” means laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including without limitation Environmental Laws) which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction and which are effective as of the date of this Agreement.

“NORM” means naturally occurring radioactive materials.

“Permitted Encumbrances” means:

(a) All rights to consent by, required notices to, filings with, or other actions by governmental entities or tribal authorities in connection with the sale or conveyance of the Properties, if the same are ministerial in nature and customarily obtained subsequent to the transfer of title;

(b) Rights reserved to or vested in any governmental entity or tribal authority having appropriate jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of any such governmental entity or tribal authority;

(c) Easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, alleys, highways and structures on, over and through the Properties, to the extent such rights, interests or structures do not, individually or in the aggregate, materially interfere with the operation of the Properties;

(d) The terms and conditions of the leases, agreements and instruments identified in Exhibit C; excluding, however, any restriction on assignment, or preferential purchase rights contained therein and identified on Schedule 10.6;

(e) Liens for taxes or assessments not yet due or not yet delinquent, or if delinquent, that will be discharged by Seller at or prior to Closing;

(f) Liens relating to obligations incurred in the ordinary course of business and not yet due or not yet delinquent;

(g) Alleged Title Defect(s) which do not meet the deductible amount under Section 5.3 and/or which Buyer has waived under Section 5.5;

(h) Alleged Environmental Condition(s) which do not meet the deductible amount under Section 5.3 and/or which Buyer has waived under Section 5.4;

(i) The failure to have obtained separate rights-of-way or easements for pipelines that were installed under the rights granted in an oil and gas lease ;

(j) The terms and conditions of the Leases and the Contracts;

(k) Lessors’ royalties and overriding royalties burdening the Wells, but only to the extent the same do not operate to reduce the interest of Seller to less than the Net Revenue Interest set forth in Exhibit B hereto;

(l) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(m) Mortgages, deeds of trust, security agreements and financing statements burdening the lessor’s interest covered by any of the Leases;

(n) The lack of any formal probate in the chain of title to a lessor’s interest covered by any of the Leases, providing there is other evidence of the chain of title normally relied upon in the industry;

(o) The lack of a recorded release of any prior expired oil and gas lease covering any portion of the Lands;

(p) Any question as to the legitimacy of a survey or the lack of a survey; and

(q) Any other defects which do not materially detract from the ability to own and operate the Properties in the manner owned and operated by Seller that would be acceptable to a prudent person using the Properties for the purposes that they have been used and that do not reduce Seller’s Net Revenue Interest below that shown in Exhibit B, or increase Seller’s working interest above that shown in Exhibit B without a corresponding increase in Net Revenue Interest.

“Properties” means, and only means, all of Seller’s right, title and interest in the properties (real, personal or mixed) and rights (contractual or otherwise) in and to the following:

(a) the oil and gas leases, and the leasehold interests, working interests and net revenue interests derived therefrom including overriding royalty interests, described on Exhibit A (collectively, the “Leases”) covering the lands described thereon (the “Lands”);

(b) the wells described on Exhibit B, including, without limitation, oil and gas wells, injection wells, pressure maintenance or salt water disposal wells, whether producing or non-producing, that are located on the Lands; together with personal property, equipment, equipment, fixtures and improvements, located on the Lands and used or held, for use on the Wells for the production, gathering, treatment, processing, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (collectively, the “Wells”), it being agreed that the Wells described in Exhibit B will match exactly to the well name and number and the working interest, net revenue interest and API number set forth in the database provided to the Buyer prior to the date of this Agreement;

(c) all agreements relating to the Leases or the Wells including, without limitation, unitization, communitization, pooling agreements, operating agreements, farmout agreements, purchase and sale agreements, letter agreements, participation agreements, oil or gas product purchase and sale contracts, gas processing or transportation agreements, permits, licenses, options, orders and decisions of state and federal regulatory authorities, (the “Contracts”); and

(d) to the extent in Seller’s possession and control and the extent transferrable (or if transferrable only upon payment of a fee or other consideration, to the extent Buyer may agree in writing to pay the fee or other consideration), files, reports, title information, maps, plats, correspondence, documents, instruments, financial and tax information (excluding income tax information), books and records related to the Leases, Lands and Wells and core data, gas content data, hydrocarbon analysis, well logs, mud logs, field studies together with other files, contracts, and other records and data including all geologic data and maps including any interpretations, software interpretations, analyses and reports related thereto and Seller’s engineering plans or data pertaining to potential development of the Properties, (collectively, the “Records”).

“Title Defect” means any lien, encumbrance, encroachment or defect associated with Seller’s title to the Properties (excluding Permitted Encumbrances) that would cause Seller not to have Defensible Title, subject to the provisions of Section 5.3 that Buyer shall not be entitled to raise a Title Defect unless the value of the individual Title Defect exceeds $10,000.

“Third Party” means any person or entity, governmental or otherwise, other than Seller and Buyer, and their respective Affiliates.

ARTICLE 2. TRANSFER OF THE PROPERTIES

2.1Sale and Purchase.  On the Closing Date, effective as of the Effective Time and upon the terms and conditions herein set forth, Seller agrees to sell and assign the Properties to Buyer and Buyer agrees to buy and accept the Properties.

ARTICLE 3. PURCHASE PRICE

3.1Purchase Price. The total purchase price, subject to adjustments as set forth herein, paid to Seller by Buyer for the Properties shall be $12,000,000 (“Purchase Price”), payable by providing the Deposit as set forth in Section 3.2, below, with the remainder payable in full at Closing in immediately available funds.

3.2Deposit.

(a)

Concurrently with the execution and delivery of this Agreement,    Buyer has deposited by wire transfer in same day funds with Seller a sum equal to five percent (5%) of the Purchase Price (the ”Deposit”). The Deposit shall be applied to the Purchase Price at Closing.

(b)

If (i) all conditions precedent to the obligations of Buyer set forth in Section 13.2 have been met and (ii) the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of : (A) the failure of Buyer to perform any of its obligations hereunder or (B) the failure of any of Buyer’s representations and warranties hereunder to be true and correct as of the Closing, then, in such event, Seller shall have, as Seller’s sole and exclusive remedy, the right to terminate this Agreement and retain the Deposit, together with all interest earned thereon, as liquidated damages and Seller expressly waives any and all other remedies, legal or equitable, that it otherwise may have for Buyer’s breach of this Agreement or failure or refusal to close and Buyer shall have no further liability or obligation hereunder.

(c)

If (i) this Agreement is terminated by the mutual written consent of Buyer and Seller, (ii) the Closing does not occur on or before the Closing Date for any other reason other than set forth in Section 3.2 (b) or (iii) this Agreement is terminated for any reason other than as set forth in Section 3.2 (b), then Buyer shall be entitled to the return of, and Seller shall immediately return to Buyer, the Deposit, free of any claims by Seller within three (3) business days after the event giving rise to such return obligation. Buyer and Seller shall, in that event, have the rights and obligations set forth in Section 14.2.

3.3Allocated Values.  Seller and Buyer agree that the unadjusted Purchase Price is allocated among the Properties in the amounts set forth in Exhibit D. The “Allocated Value” for any individual property or group of properties valued together (such single property or group of properties valued together listed individually in Exhibit D, a “Property”) equals the portion of the unadjusted Purchase Price allocated to such Property on Exhibit D and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein.  Seller and Buyer agree (a) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the amount for reporting Property values and other items for the purposes of all federal, state and local tax returns, including Internal Revenue Service Form 8594 and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to holders of preferential rights to purchase or in other documents or notices relating to the transactions contemplated by this Agreement.

ARTICLE 4. REVIEWS AND INSPECTIONS

4.1Review of Title Records.  Seller shall make available to Buyer, at reasonable hours and during Business Days, all Records in Seller’s possession or under its control relating to title to the Properties.  Buyer shall be entitled to review said title Records.  Seller shall provide copies of any and all such title Records that Buyer reasonably requests.

4.2Environmental Inspection.  Seller shall provide Buyer access to the Properties, for the purpose of inspecting the environmental condition of the same to the extent Seller is allowed by the operator.  Buyer, if consent is given by the operator, shall have the right to conduct only a Phase 1 Environmental Assessment, so long as the conduct of the Phase 1 Environmental Assessment does not unreasonably interfere with the operation of the Properties.  Seller has provided Buyer with copies of all studies, reports or other records related to the environmental condition of the Properties that are in Seller’s possession or under Seller’s control.  Buyer shall provide Seller with copies of all reports acquired by or prepared by or for Buyer with respect to the environmental condition of the Properties. Buyer’s access to the Properties shall be at Buyer’s sole risk, cost and expense, and Buyer shall release Seller from and shall fully protect, indemnify and defend Seller its respective officers, agents, employees and Affiliates and hold them harmless from and against any and all Claims relating to, arising out of, or connected, directly or indirectly, with Buyer’s exercise of its rights under this Section 4.2, including without limitation, Claims relating to (a) injury or death of any person or persons whomsoever, (b) damage to or loss of any property or resource, (c) pollution, environmental damage or violation of Environmental Laws, (d) common law causes of action such as negligence, strict liability, nuisance or trespass, or (e) fault imposed by statute, rule, regulation or otherwise.  The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Seller and/or its respective officers, agents, employees and Affiliates.  Buyer additionally agrees to comply with the rules, procedures and instructions issued by Seller or Third Party operator of the Properties while upon the Properties.

4.3Other Access. Seller shall permit Buyer and its representatives after the date of this Agreement and before the Closing Date to have reasonable access during normal business hours, upon reasonable advance notice, to the Records, and employees of Seller who are knowledgeable with respect to the same.  Any review by Buyer and its representatives pursuant to such access shall be for the reasonable and legitimate due diligence requirements of Buyer and shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Seller.  All activities of Buyer under this Section will be conducted in accordance with all applicable laws, and Buyer will indemnify and hold harmless Seller and its Affiliates from and against all damages, losses, costs, expenses, liabilities and Claims incurred as a result of such activities.

ARTICLE 5. PROCEDURE FOR DEFECTS

5.1Scope.   As used in this Article 5, “Defects” includes Alleged Title Defects and/or Alleged Environmental Conditions.

5.2Assertion of Defects and Remedies.  From time to time, as soon as reasonably practical after Buyer’s discovery thereof, but in no event later than 4:00 p.m., Mountain Daylight Time on the date that is five (5) Business Days preceding the Closing Date, (hereinafter “Defect Notification Date”), Buyer shall notify Seller in writing of all Defects, each such notice being a “Defect Notice”.  Each of Buyer’s Defect Notices shall include a complete description of each individual Alleged Title Defect or Alleged Environmental Condition which Buyer claims as a Defect (including any and all supporting documentation) and the costs which Buyer in good faith attributes to curing or remediating the same. Seller shall provide a written response (“Seller’s Response”) to Buyer within 3 Business Days after the Defect Notification Date stating, with respect to each Defect asserted in Buyer’s Defect Notices, whether or not Seller agrees (a) that the Defect constitutes either an Alleged Title Defect or an Alleged Environmental Condition under the terms of this Agreement, (b) that Buyer’s estimate of the costs to cure or remediate is accurate.   Should Seller fail to provide Seller’s Response, as to any Defect, within the time set forth above, Seller shall be deemed to have accepted Buyer’s assertion of that Defect, and the value thereof.  Seller may undertake to cure some, all or none of the Defect(s) contained in Buyer’s Defect Notices at Seller’s sole cost and expense.  With regard to the Defects(s) contained in Buyer’s Defect Notices that Seller does not undertake to cure or that Seller disagreed with in Seller’s Response, Buyer and Seller shall meet within two (2) Business Days following the receipt of Seller’s Response in an attempt to mutually agree on an acceptable resolution of the Defect(s).  In the event the Parties have not agreed on the resolution of the Defects by Closing, then the following procedures shall apply based upon the aggregate value of the Defect(s) asserted by Buyer in its Defect Notices:

a.If the total value of the Defect(s) asserted by Buyer equals or exceeds 10% of the unadjusted Purchase Price,  then Seller shall have the right to:

(i)  Proceed to Closing and in doing so, a portion of the Purchase Price equal to the difference between (x) the total value of the Defects asserted in Buyer’s Defect Notices and (y) the total value of the Defects as to which agreement or resolution has been reached shall be placed in escrow, with a Third Party acceptable to the Parties, pending resolution of the Defects in arbitration or by agreement.  The value of the Defects on which the Parties have reached agreement and the amounts paid into escrow shall, subject to Section 5.3, be deducted from the Purchase Price paid to Seller at Closing.

b.If the total value of the Defect(s) asserted by Buyer is less than 10% of the unadjusted Purchase Price, the Parties shall proceed to Closing at the full Purchase Price, less any portions of the Defect(s) to which the Parties have agreed upon the resolution, and either Party shall have the option to cause the resolution of the remaining Defect(s) to be arbitrated, and Seller shall pay Buyer the cost to remediate or correct such Alleged Defects as determined by arbitration.

c.If the total value of uncured Defect(s) equals or exceeds 10% of the unadjusted Purchase Price,  then either Buyer or Seller shall have the right to terminate this Agreement.

Arbitration of the foregoing issues shall be in accordance with Section 16.16

5.3Notwithstanding anything herein to the contrary, Buyer shall not be entitled to raise a Defect unless the value of the individual Defect exceeds $10,000 and unless the aggregate value of all Defects(s) exceeds 2% of the unadjusted Purchase Price.  Seller shall have no obligation under this Agreement to compensate Buyer for Defect(s) up to 2% of the unadjusted Purchase Price (it being agreed that Buyer shall be solely responsible for any and all Defect(s) up to 2% of the unadjusted Purchase Price).

5.4Environmental Waiver and Release.  All environmental conditions not raised by Buyer within the time period provided in Section 5.2 shall be waived by Buyer for all purposes, and Buyer shall have no right to seek an adjustment to the Purchase Price, make a Claim against Seller, legal, monetary or otherwise, or seek indemnification from Seller associated with the same, except with respect to Seller’s representations set forth in Section  10.14.

5.5Title Waiver.  Except for claims, damages, liabilities, costs or expenses Buyer asserts under Seller’s special warranty of title contained in Section 9.1, all Title Defects not raised or referred to arbitration by Buyer within the time periods provided in Section 5.2 above shall be waived by Buyer for all purposes, and Buyer shall have no right to seek an adjustment to the Purchase Price, make a Claim against Seller, monetary, legal or otherwise, or seek indemnification from Seller associated with the same.

ARTICLE 6. ACCOUNTING

6.1Revenues, Expenses and Capital Expenditures.  All revenues attributable to the operation of the Properties prior to the Effective Time shall be owned by and for the account of Seller.  Seller shall be entitled to all operating revenues and related accounts receivable attributable to the Properties and shall be responsible for all capital expenditures, operating expenses and related accounts payable attributable to the Properties, in each case to the extent they relate to the time prior to the Effective Time.  Buyer shall be entitled to all operating revenues and related accounts receivable attributable to the Properties and responsible for the payment of all capital expenditures, operating expenses and related accounts payable attributable to the Properties, in each case to the extent they relate to time on and after the Effective Time.  The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement.

6.2Taxes.  All taxes and assessments, including without limitation, excise taxes, ad valorem taxes and any other federal, state, local or tribal taxes or assessments attributable to the ownership or operation of the Properties prior to the Effective Time shall remain Seller’s responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Seller.  All taxes and assessments, including without limitation, excise taxes, ad valorem taxes and any other federal, state, local or tribal taxes and assessments attributable to the ownership or operation of the Properties on and after the Effective Time (excluding income and franchise taxes) shall be Buyer’s responsibility, and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, shall belong to Buyer.  The Purchase Price will be adjusted at Closing as required to prorate taxes for the current year.  If actual tax rates for the year 2015 are not known, the last rates in effect shall be used as an estimate, such to be corrected upon receipt of the assessment.  The actual amounts or values associated with the above, if any, shall be accounted for in the Final Accounting Settlement. Notwithstanding the foregoing, Buyer shall be solely responsible for all transfer, sales, use or similar taxes resulting from or associated with the transaction contemplated under this Agreement.

6.3Obligations and Credits.  All prepaid insurance premiums, utility charges, taxes, rentals and any other prepaids applicable to periods of time after the Effective Time and benefiting Buyer, if any, and attributable to the Properties shall be reimbursed to Seller by Buyer; and accrued payables applicable to periods of time prior to the Effective Time, if any, and attributable to the Properties shall be the responsibility of Seller.  The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement.

6.4Miscellaneous Accounting.  In addition to the items set forth in Sections 6.1 through 6.3, any other amounts due between Buyer and Seller related to the ownership or operation of the Properties shall be accounted for in the Final Accounting Settlement.

6.5Final Accounting Settlement. As soon as reasonably practicable, but in no event later than ninety (90) Days after Closing, Seller shall deliver to Buyer a post-closing statement setting forth a detailed final calculation of all post-closing adjustments (“Final Accounting Settlement”).  The Final Accounting Settlement shall not include any matters related to Alleged Environmental Conditions or Alleged Title Defects.  As soon as reasonably practicable, but in no event later than thirty (30) Days after Buyer receives the post-closing statement, Buyer shall deliver to Seller a written report containing any changes Buyer proposes to be made to such statement.  If Buyer fails to deliver a report to Seller containing changes Buyer proposes to be made to the post-closing statement, the post-closing statement delivered by Seller shall be deemed to be true and correct and binding on and non-appealable by the Parties.  As soon as reasonably practicable, but in no event later than fifteen (15) Days after Seller receives Buyer’s proposed changes to the post-closing statement, the Parties shall meet and undertake to agree on the final post-closing adjustments.  If the Parties fail to agree on the final post-closing adjustments within such fifteen (15) Day period, the disputed items shall be resolved by submitting the same to a firm of independent nationally recognized accountants mutually acceptable to the Parties (the “Accounting Referee”).  The Accounting Referee shall resolve the dispute(s) regarding the Final Accounting Settlement within thirty (30) Days after having the relevant materials submitted for review.  The decision of the Accounting Referee shall be binding and non-appealable by the Parties.  The fees and expenses associated with the Accounting Referee shall be borne equally by Buyer and Seller.  The date upon which all amounts associated with the Final Accounting Settlement are agreed to by the Parties, whether by decision of the Accounting Referee or otherwise, shall be herein called the “Final Settlement Date.”  Any amounts owed by either Party to the other as a result of such final post-closing adjustments shall be paid within five (5) Business Days after the Final Settlement Date.

6.6Post-Final Accounting Settlement.  Any revenues received or operating costs paid by Buyer after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties prior to the Effective Time shall be billed or reimbursed to Seller, as appropriate.  Any revenues received or costs and expenses paid by Seller after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties after the Effective Time shall be billed or reimbursed to Buyer, as appropriate.

ARTICLE 7.  CASUALTY AND CONDEMNATION

7.1Casualty and Condemnation.  If a substantial part of the Properties shall (a) be destroyed prior to Closing by a Casualty Loss, or (b) be taken in condemnation or if proceedings for such purposes shall be pending; then either Buyer or Seller may terminate this Agreement prior to the Closing.  For the purpose of this Section 7.1, the term “substantial” shall be defined as Casualty Losses or Properties taken in condemnation that, individually, or in the aggregate: (i) will materially interfere with the ownership or operation of the Properties; or (ii) results in Claims, losses, damages or expenses of more than 20% of the unadjusted Purchase Price.  If either Party terminates this Agreement in accordance with this Article, or in accordance with Section 14.1.3, neither Party shall have any further obligations, except as expressly provided in this Agreement.  If neither Party terminates this Agreement, this Agreement shall remain in full force and effect, and Seller and Buyer shall attempt to agree on a reduction in the Purchase Price to compensate for the Casualty Loss or taking.  If the Purchase Price is adjusted, Seller shall retain any and all sums paid to Seller, unpaid awards, insurance proceeds and other payments  associated with or attributable to such Casualty Loss or taking; and if the Purchase Price is not adjusted, Seller shall pay Buyer all such sums, awards, proceeds and other payments received by Seller and that are attributable to such Casualty Loss or taking.

ARTICLE 8. INDEMNITIES

8.1Opportunity for Review.  Each Party represents that it has had an adequate opportunity to review the following indemnity and release provisions, including the opportunity to submit the same to legal counsel for review and comment.  Based upon the foregoing representation, the Parties agree to the provisions set forth below.

8.2Seller’s Indemnity Obligation.  Seller shall, subject to the limitations set forth below, release Buyer from and shall fully protect, indemnify and defend Buyer, its officers, agents, employees and Affiliates and hold them harmless from and against any breach of any representation or warranty made by Seller contained in this Agreement or any and all Claims, excluding Environmental Claims, relating to, arising out of, or connected, directly or indirectly, with Seller’s ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to the Closing Date; including without limitation, Claims relating to (a) injury or death of any person or persons whomsoever, (b) damages to or loss of any property or resources, (c) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (d) fault imposed by statute, rule, regulation or otherwise.  The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Buyer, its officers, agents, employees and Affiliates. No Claim shall be asserted unless the liability of  such Claim is reasonably expected to exceed $10,000.  Notwithstanding anything contained herein to the contrary, except as provided in the last sentence of this Section 8.2, Seller shall have no obligation under this Agreement or otherwise to protect, indemnify, defend and hold harmless Buyer, its officers, agents, employees and Affiliates from and against (i) Claims for which Buyer has not provided Seller with written notice within 12 months after the Closing Date, and/or (ii) Claims equal to or less than 2% of the unadjusted Purchase Price, in the aggregate  (it being agreed that Buyer shall be solely responsible for any and all Claims up to an aggregate value of 2% of the unadjusted Purchase Price) and/or (iii) Claims equal to or greater than 15% of the unadjusted Purchase Price. Seller shall release Buyer from and shall fully protect, indemnify and defend Buyer, its officers, agents, employees and Affiliates and hold them harmless from and against any and all Claims for any taxes or obligations with respect to working interests, royalties, overriding royalties, net profits interests and other interests held in suspense relating to, arising out of, or connected, directly or indirectly, with Seller’s ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to the Closing Date, provided that Seller shall have no obligation under this Agreement described in this sentence for Claims for which Buyer has not provided Seller with written notice within 24 months after the Closing Date.

8.3Disclaimer of Seller’s Environmental Indemnity Obligation.  Seller shall have no obligation whatsoever, under this Agreement or otherwise to protect, indemnify, defend or hold harmless Buyer, its officers, agents, employees and Affiliates from and against any Environmental Claims relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, no matter when incurred, accrued or asserted except with respect to Seller’s representations set forth in Section 10.14, and Buyer expressly releases Seller, its officers, agents, employees and Affiliates from the same.

8.4Buyer’s Indemnity Obligation.  Buyer shall release Seller from and shall fully protect, indemnify and defend Seller, its officers, agents, employees and Affiliates and hold them harmless from and against any breach of any representation or warranty made by Buyer contained in this Agreement or any and all Claims, including Environmental Claims, relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to Closing Date as to which Seller’s indemnity obligations, if any, have ceased, terminated or did not exist, and from and against any and all Claims, including Environmental Claims, relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time at and after the Closing Date, no matter when asserted; including without limitation, Claims relating to (a) injury or death of any person or persons whomsoever, (b) damages to or loss of any property or resources, (c) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (d) fault imposed by statute, rule, regulation or otherwise.  The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Seller, its officers, agents, employees and Affiliates.

8.5Hazardous Substances. The Parties acknowledge that the Properties may contain asbestos, NORM or other potentially hazardous substances, and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of said asbestos, NORM or other potentially hazardous substances.

8.6Notice and Cooperation.  If a Claim is asserted against a Party for which the Party would be liable under the provisions of this Article, it is a condition precedent to the indemnifying Party’s obligations hereunder that the indemnified Party gives the indemnifying Party written notice of such Claim setting forth full particulars of the Claim, as known by the indemnified Party, including a copy of the Claim (if it was a written Claim).  The indemnified Party shall make a good faith effort to notify the indemnifying Party in writing within one (1) month of receipt of a Claim and shall in all events effect such notice within such time as will allow the indemnifying Party to defend against such Claim and no later than three (3) calendar months after receipt of the Claim by the indemnified Party.  The notice of a Claim given hereunder is referred to as a “Claim Notice.”

8.7   Defense of Claims.

8.7.1  Counsel.  Upon receipt of a Claim Notice, the indemnifying Party may assume the defense thereof with counsel selected by the indemnifying Party and reasonably satisfactory to the indemnified Party.  The indemnified Party shall cooperate in all reasonable respects in such defense.  If any Claim involves Claims with respect to which Buyer indemnifies Seller and also Claims for which Seller indemnifies Buyer, each Party shall have the right to assume the defense of and hire counsel for that portion of the Claim for which it may have liability.  The indemnified Party shall have the right to employ separate counsel in any Claim and to participate in the defense thereof, provided the fees and expenses of counsel employed by an indemnified Party shall be at the expense of the indemnified Party, unless otherwise agreed between the Parties.

8.7.2  Settlement.  If the indemnifying Party does not notify the indemnified Party within the earlier to occur of:  (a) the time that a response is due in any litigation matter, or (b) one (1) calendar month after receipt of the Claim Notice, that the indemnifying Party elects to undertake the defense thereof, the indemnified Party has the right to defend, at the expense of the indemnifying Party, the Claim with counsel of its own choosing, subject to the right of the indemnifying Party to assume the defense of any Claim at any time prior to settlement or final determination thereof.  In such event, the indemnified Party shall send a written notice to the indemnifying Party of any proposed settlement of any Claim, which settlement the indemnifying Party may accept or reject, in its reasonable judgment, within thirty (30) days of receipt of such notice, unless the settlement offer is limited to a shorter period of time in which case the indemnifying Party shall have such shorter period of time in which to accept or reject the proposed settlement.  Failure of the indemnifying Party to accept or reject such settlement within the applicable time period shall be deemed to be its rejection of such settlement.  The indemnified Party may settle any matter over the objection of the indemnifying Party but shall in so doing be deemed to have waived any right to indemnity therefor as to (and only as to) liabilities with respect to which the indemnifying Party has recognized its liability.

ARTICLE 9.  WARRANTIES AND DISCLAIMERS

9.1Special Warranty of Title. Seller shall warrant and defend the title to the Properties conveyed to Buyer against every person whomsoever lawfully claiming the Properties or any part thereof by, through or under Seller, but not otherwise.

9.2Disclaimer - Representations and Warranties.  Except as expressly set forth in this Agreement, Buyer acknowledges and agrees that the Properties are being transferred, assigned and conveyed from Seller to Buyer “AS-IS, WHERE-IS”, and with all faults in their present condition and state of repair, without recourse.  Except as expressly set forth in this Agreement, Seller hereby disclaims any and all representations and warranties concerning the Properties, express, statutory, implied or otherwise, including without limitation, any warranty of title (except as set forth in Section 9.1), the quality of hydrocarbon reserves, the quantity of hydrocarbon reserves, the amount of revenues, the present or future commodity prices, the amount of operating costs, condition (physical or environmental), compliance with applicable Laws, absence of defects (latent or patent), safety, state of repair, merchantability or fitness for a particular purpose, and Buyer expressly releases Seller from the same to the extent not expressed in this Agreement.

9.3Disclaimer - Statements and Information.    Except as expressly set forth in this Agreement, Seller disclaims any and all liability and responsibility for and associated with the quality, accuracy, completeness or materiality of the data, information and materials furnished (orally or in writing) at any time to Buyer, its officers, agents, employees and Affiliates in connection with the transaction contemplated herein, including without limitation, the quality of hydrocarbon reserves, the quantity of hydrocarbon reserves, the amount of revenues, the present or future commodity prices, the amount of operating costs, the financial data, the contract data, the environmental condition of the Properties, the physical condition of the Properties and the continued financial viability of the Properties, and Buyer expressly releases Seller from the same.

ARTICLE 10.  SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer that on the date hereof and as of the Closing Date.  As used herein, “Seller’s knowledge” means the actual knowledge of Seller’s officers or of the supervisory personnel directly responsible for the Properties, without any duty of inquiry:

10.1Organization and Good Standing.  Seller is a Corporation, duly organized, validly existing and in good standing under the Laws of the State of Maryland, and has all requisite corporate power and authority to own and operate the Properties as currently being operated.  Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

10.2Corporate Authority; Authorization of Agreement.  Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement.  This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

10.3No Violations.  The execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

(a)Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Seller;

(b)Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Seller (assuming receipt of all consents and approvals of governmental entities or tribal authorities that are ministerial in nature and customarily obtained subsequent to the transfers of title);

(c)Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement, evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or (ii) any order, judgment or decree of any governmental entity or tribal authority; or (iii) and any Material Contract (as defined below).

10.4Litigation.  Except as disclosed on Exhibit H  attached hereto and incorporated herein by reference, there is no action, suit or proceeding pending, or to Seller’s knowledge, threatened, against Seller or the Properties related to the ownership or operation of the Properties or that could materially affect the value of the Properties or prevent the consummation of the transaction contemplated by this Agreement. Seller will retain all responsibility for, and shall indemnify Buyer with respect to, all damages, losses, liabilities, costs and expenses arising or related to the matters identified in Exhibit H.

10.5Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or threatened against Seller.

10.6Consents and Governmental Approvals.  Except as set forth in Schedule 10.6, to Seller’s knowledge, Seller is not required to make any filing with or obtain any authorization, consent or approval of any government or governmental agency or Third Party in order for the Parties to consummate the transactions contemplated by this Agreement.

10.7Taxes and Assessments.   With respect to all taxes related to the Properties,  (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) relating to the Properties required to be filed by Seller with respect to such taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (b) such Tax Returns are true and correct in all material respects, and (c) all taxes reported on such Tax Returns have been paid, except those being contested in good faith, or if due and not paid, will be paid at or prior to Closing.

10.8Compliance with Laws. To Seller’s knowledge, the Properties are, and the operation of the Properties is, in compliance with the provisions and requirements of all Laws and all Governmental Bodies having jurisdiction with respect to the Properties, or the ownership, operation, development, maintenance, or use of any thereof.

10.9Payments for Hydrocarbon Production.  To the knowledge of Seller, (a) all rentals, royalties, excess royalty, overriding royalty interests, hydrocarbon production payments, and other payments due and/or payable by Seller to royalty holders and other interest owners on or prior to the Effective Time under or with respect to the Properties and the hydrocarbons produced therefrom or attributable thereto, have been paid, and (b) Seller is not obligated under any contract or agreement for the sale of gas from the Properties containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Properties to gather, deliver, process, or transport any gas  without then or thereafter receiving full payment therefor.

10.10Outstanding Capital Commitments. As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by the owner of the Properties after the Closing Date in excess of $50,000.

10.11Imbalances. To Seller’s knowledge, Schedule 10.11 accurately sets forth all of Seller’s imbalances, arising with respect to the Properties and, except as disclosed in Schedule 10.11, (i) no Person is entitled to receive any portion of the Seller’s hydrocarbons produced from the Properties or to receive cash or other payments to “balance” any disproportionate allocation of hydrocarbons produced from the Properties under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas  contract or other agreement with shippers with respect to the Properties, and (iii) Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.

10.12Contracts.  Exhibit C sets forth all contracts, commitments and undertakings of the type described below to which Seller is a party and that relate to the Properties (collectively, the “Material Contracts”):

(a)

any Contract that can reasonably be expected to result in aggregate payments by or revenues to Seller of more than $100,000 (net to the interest of Seller) during the current or any subsequent fiscal year of Seller

(based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(b)	any hydrocarbons transportation and processing or similar contract that is not terminable without penalty on 90 Days or less notice;
(c)	any contract for the purchase, sale or exchange of any hydrocarbons that is not terminable without penalty on 90 Days or less notice; or
(d)	any contract with an Affiliate of Seller that will not be terminated prior to or in connection with the Closing.

Except as set forth on Exhibit C, the Material Contracts are in full force and effect in accordance with their respective terms, there exist no material defaults thereunder by Seller, and to Seller’s knowledge, no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract by Seller.

10.13Preference Rights and Transfer Requirements.    There are no preferential rights to purchase that are applicable to the transaction contemplated hereby.

10.14Environmental Matters.    To Seller’s knowledge, during Seller’s ownership of the Properties, there has been no release or disposal of any hazardous substance giving rise to any Environmental Claims concerning any land, facility, asset or property included in the Properties that interferes with or prevents compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto. Seller has not entered into, and is not subject to, any written agreements, consents, orders, decrees, judgments, license or permit conditions, or other written directives of any Governmental Body that are in existence as of the date of this Agreement, and are based on any Environmental Laws, that relate to the future use of any of the Properties and that require any change in the present conditions of any of the Properties.

10.15Inactive Wells.  Based on the records of the Wyoming Oil and Gas Conservation Commission as of May, 2015, and except as listed on Schedule 10.15, there are no dry holes, or shut in or otherwise inactive wells, located on the Properties or on lands pooled or unitized therewith, except for wells that have been plugged and abandoned.

10.16Settlement of Dispute. All actions, suits or proceedings under the Doyle Hartman, et. al., Plaintiffs v. Lance Oil & Company, et. al. action and any related or similar cases (“Hartman Cases”) that may affect the Properties have been fully settled and discharged, and there are no motions, judgments, orders, appeals or other proceedings in the Hartman Cases that would affect the Properties. Any “net profits interests” described in the Hartman Cases have been reflected in the Net Revenue Interest of the Properties shown in Exhibit C.

10.17Seller not a Non-Consenting Co-Owner.  Seller is not a non-consenting co-owner in any operation with respect to the Leases or with respect to any wells drilled or proposed to be drilled upon the Leases.

ARTICLE 11. BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller that on the date hereof and as of the Closing Date:

11.1Organization and Good Standing.  Buyer is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and has all requisite partnership power and authority to own and operate the Properties.  Buyer is, or will be upon Closing, duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which the Properties are located.

11.2Corporate Authority; Authorization of Agreement.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all the terms and conditions to be performed by it as provided for in this Agreement.  The execution and delivery of this Agreement  by Buyer, the performance by Buyer of all the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary limited liability company action.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

11.3No Violations.  The execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

(a)	Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of Buyer’s articles of incorporation or bylaws of Buyer;

(b)	Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Buyer; or

(c)

Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, or (ii) any order, judgment or decree of any governmental entity or tribal authority.

11.4Securities Act of 1933.  Buyer is acquiring the Properties for its own account for use in its trade or business, and not with a view toward or for sale in connection with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended.

11.5Independent Evaluation.  Buyer represents that it is sophisticated in the evaluation, purchase, operation and ownership of gas gathering and related properties.  In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer represents that it has relied solely on its own independent investigation and evaluation of the Properties together with the express representations and warranties of Seller set forth in this Agreement.  Buyer has satisfied itself as to the physical condition and the environmental condition of the Properties.

ARTICLE 12. ADDITIONAL AGREEMENTS

12.1Covenants of Seller.

a.From the date hereof until Closing, without first obtaining the consent of Buyer, Seller will not:

i.	waive any right of material value relating to the Properties, other than in the ordinary course of business;

ii.	convey, encumber, mortgage, pledge or dispose of any of the Properties, except for the sale of hydrocarbons in the ordinary course of business;

iii.	enter into, modify or terminate any Material Contracts;

iv.	participate in the drilling of any well, or make or enter into any other commitments reasonably anticipated to require future capital expenditures by Buyer in excess of $100,000;

v.

not become a non-consenting co-owner in any operation with respect to the Leases or with respect to any wells drilled or proposed to be drilled upon the Leases unless requested to do so in writing by Buyer; or

vi.	contract or commit itself to do any of the foregoing.

b.Seller will cooperate with Buyer, at Buyer’s expense, in any reasonable manner in connection with Buyer’s efforts to obtain licenses and permits that it may need in order to operate the Properties after the Closing.

c.Seller will provide to Buyer within 10 days of Closing a composite ownership deck for the Properties that mirrors the exact information provided in Exhibit B that additionally lists names, addresses and payment information for the holders of all royalty interests that burden the Properties.

ARTICLE 13. CONDITIONS PRECEDENT TO CLOSING

13.1Conditions Precedent to Seller’s Obligation to Close.  Seller shall be obligated to consummate the sale of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Seller:

13.1.1   All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

13.1.2   Buyer shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing.

13.2Conditions Precedent to Buyer’s Obligation to Close.  Buyer shall be obligated to consummate the purchase of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Buyer:

13.2.1All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

13.2.2Seller shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Seller on or prior to the Closing.

13.3Conditions Precedent to Obligation of Each Party.  The Parties shall be obligated to consummate the sale and purchase of the Properties as contemplated in this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived:

13.3.1No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the Parties hereto or any of their Affiliates, officers, directors, or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with the transaction contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement;

13.3.2All material consents and approvals, if any, whether required contractually or by applicable federal, state, local or tribal Law, or otherwise necessary for the execution, delivery and performance of this Agreement by a  Party (except for consents and approvals of governmental entities or tribal authorities ministerial in nature and customarily obtained subsequent to the transfer of title) shall have been obtained and delivered to the other Party by the Closing  and shall not have been withdrawn or revoked.  It is provided, however, that in the event that any such consents to assign any of the Properties have not, despite the diligent efforts of Seller, been obtained by Closing, then Closing shall nevertheless proceed and Seller and Buyer shall attempt to agree on a reduction in the Purchase Price to compensate for the failure to obtain such consents and approvals.  In the event Seller and Buyer are not able to agree on a reduction in the Purchase Price, either Party shall have the option to cause the resolution of the reduction in the Purchase Price to be arbitrated. Seller shall retain the portions of the Properties for which consents have not been obtained and this Agreement shall not be construed as a commitment to assign or to receive assignments of agreements or rights in contravention of any applicable assignment restrictions.  Seller will, following Closing, continue to diligently pursue obtaining those consents.  In the event that Seller is unable to obtain any such necessary authorization, consent, or waiver within 60 days following Closing, Seller shall (a) cooperate, at Buyer's request and at Buyer’s expense, in any lawful arrangement designed to provide Buyer with the benefits of any such non-assignable portions of the Properties, and (b) enforce, at the request of Buyer and for the benefit of Buyer and at Buyer’s expense, any rights of Seller arising from any non-assignable portions of the Properties; provided, Seller shall have no liability to Buyer for any Claims arising from or related to the agreements or assignments subject to the foregoing arrangement described in (a) and (b), above, or Claims arising from or related to the arrangement described in (a) and (b), above.

13.3.3Except for the conditions expressly set forth in this Article 13, there are no other conditions precedent to the obligations of the Parties to proceed to Closing; and, without limiting the generality of the foregoing, the Parties agree that any changes in commodity pricing, production volumes or changes in the financial condition of a Party shall not be a condition on which a Party may elect not to proceed to Closing.

ARTICLE 14. TERMINATION

14.1Grounds for Termination.  This Agreement may be terminated at any time prior to Closing:

14.1.1By the mutual written agreement of Seller and Buyer;

14.1.2By either Seller or Buyer if the consummation of the transactions contemplated herein would violate any order, decree or judgment of any governmental entity having appropriate jurisdiction enjoining or awarding damages in connection with the consummation of the transactions contemplated herein;

14.1.3By either Seller or Buyer pursuant to any express rights to terminate hereunder;

14.1.4Notwithstanding anything contained in this Agreement to the contrary, by either Party if Closing shall not have occurred by August 31,  2015,  or such Party electing to terminate is not in default of any of its agreements or obligations under this Agreement, and has not caused the delay.

14.2Effect of Termination.  In the event that the Closing does not occur as a result of either Seller or Buyer exercising its right not close pursuant to Section 14. 1, then except for the provisions of Article 1, this Section 14.2, and Article 16, this Agreement shall be null and void and neither Seller or Buyer shall have any rights or obligations under this Agreement, except that nothing shall relieve Seller or Buyer from liability for any willful breach of its covenants or agreements; provided that retention of the Deposit, together with any interest earned thereon, by Seller pursuant to Section 3.2(b) shall be the Seller’s sole and exclusive remedy, shall serve as liquidated damages, and such retention shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer, and all  other rights, remedies and damages are hereby waived by Seller.

14.3Dispute over Right to Terminate.  If there is a dispute between the Parties over either Party’s right to terminate this Agreement under Section 14.1, Closing shall not occur, as scheduled.  The Party which disputes the other Party’s right to terminate may initiate arbitration proceedings in accordance with Section 16.16 within thirty (30) Days of the date on which Closing was scheduled to occur and, if arbitration is so initiated, the dispute will be resolved through such arbitration proceeding.  If the Party which disputes the termination right does not initiate an arbitration proceeding to resolve the dispute within the time period specified hereinabove, such Party shall be deemed to have waived its right to object to such termination.

14.4Return of Documents.  If this Agreement is terminated prior to Closing, each Party shall return to the Party which owns or is otherwise entitled thereto all documents, including, but not limited to, books, records, maps, files, papers and other property in such Party’s possession relating to the transaction contemplated by this Agreement.

ARTICLE 15. THE CLOSING

15.1.Closing.  Three (3) Days prior to the Closing Date, Seller shall provide Buyer with a Closing statement setting forth the adjusted Purchase Price.  Seller shall additionally provide Buyer with wiring instructions designating the account or accounts to which the Closing funds are to be delivered.  Closing shall be held in Seller’s office at 1675 Broadway, Suite 2200, Denver, Colorado, 80202 or any other location as mutually agreed upon in writing by Seller and Buyer.

15.2Obligations of Seller at Closing.  At the Closing, Seller shall deliver to Buyer, unless waived by Buyer, the following:

15.2.1A document conveying the Properties substantially in the form of the Assignment and Bill of Sale attached hereto as Exhibit E.  The Assignment and Bill of Sale shall be executed and acknowledged in four (4) multiple originals or such greater number as agreed between the Parties;

15.2.2A Letter in Lieu of Transfer or Division Order substantially in the form of Exhibit F;

15.2.3A Non-Foreign Affidavit executed by Seller substantially in the form of Exhibit G;

15.2.4Releases of any liens created by Seller on the Properties, executed in recordable form, in form and substance reasonably agreeable to Buyer; and

15.2.5Such other instruments as necessary to carry out Seller’s obligations under this Agreement.

15.3Obligations of Buyer at Closing.  At the Closing, Buyer shall deliver to Seller, unless waived by Seller, the following:

15.3.1The Assignment and Bill of Sale, executed and properly acknowledged, referred to in Section 15.2.1;

15.3.2The adjusted Purchase Price by wire transfer in accordance with Article 3 hereof, in accordance with the following instructions:

15.3.3Such other instruments as necessary to carry out Buyer’s obligations under this Agreement.

ARTICLE 16. MISCELLANEOUS

16.1Notices.  All notices and other communications required, permitted or desired to be given hereunder must be in writing and sent by U.S. mail, properly addressed as shown below, and with all postage and other charges fully prepaid or by hand delivery or by facsimile transmission.  Date of service by mail and hand delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine confirmation of receipt), or if such date is not on a Business Day, then on the next date which is a Business Day.  Each Party may change its address by notifying the other Party in writing.

If to Seller

Escalera Resources Co.

c/o Mr. Charles Chambers

1675 Broadway, Suite 2200

Denver, CO  80202

If to Buyer

 Vanguard Operating LLC

 5847 San Felipe, Suite 3000

 Houston, Texas 77057

 Attn: Mark Carnes

16.2Conveyance Costs.  Buyer shall be solely responsible for filing and recording documents related to the transfer of the Properties from Seller to Buyer and for all costs and fees associated therewith, including filing the assignment of the Properties with appropriate federal, state, local and tribal authorities as required by applicable  Law.  Within thirty (30) Days after Closing, Buyer shall furnish Seller with all recording data and evidence of all required filings.

16.3Brokers’ Fees.  Each Party agrees to release, protect, indemnify, defend and hold the other harmless from and against any and all Claims with respect to any commissions, finders’ fees or other remuneration due to any broker, agent or finder claiming by, through or under such Party.

16.4Further Assurances.  From and after Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property which was not intended by the Parties to be conveyed by Buyer.  From and after Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties.  If any of the Properties are incorrectly described, the description shall be corrected upon proof of the proper description.

16.5Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Closing and terminate twelve (12) months following the Closing Date and thereafter be of no further force, except for Seller’s special warranty of title which shall survive the Closing indefinitely.  The Parties have made no representations or warranties, except those expressly set forth in this Agreement.

16.6Amendments and Severability.  No amendments or other changes to this Agreement shall be effective or binding on either of the Parties unless the same shall be in writing and signed by both Seller and Buyer.  The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

16.7Successors and Assigns.  This Agreement shall not be assigned, either in whole or in part, without the express written consent of the non-assigning Party.  The terms, covenants and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns, and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Properties.

16.8Headings.  The titles and headings set forth in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

16.9Governing Law.  This Agreement shall be governed by and construed under the Laws of the State of Colorado, excluding any choice of law rules which may direct the application of the Laws of another jurisdiction.

16.10No Partnership Created.  It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

16.11Public Announcements.  Seller may issue a public statement or press release with respect to the transaction contemplated herein (including the price and other terms) without the prior written consent of the Buyer, as required by Law, Seller’s accounting firm, or Seller’s public reporting requirements by FINRA, the SEC or national security exchange.  Buyer may issue a public statement or press release with respect to the transaction contemplated herein (including the price and other terms) without the prior written consent of the Seller, if Seller is not named in such statement or release, or as otherwise required by Law, Buyer’s accounting firm, or Buyer’s public reporting requirements by FINRA, the SEC or national security exchange.

16.12No Third Party Beneficiaries.  Nothing contained in this Agreement shall entitle anyone other than Seller or Buyer or their authorized successors and assigns to any Claim, cause of action, remedy or right of any kind whatsoever.

16.13Not to be Construed Against Drafter.  The Parties acknowledge that  they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment.  Based on said review and consultation, the Parties agree with each and every term contained in this Agreement.  Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

16.14Entire Agreement.  This Agreement supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the Parties relating to the Properties and constitutes the entire understanding and agreement between the Parties with respect to the sale and purchase of the Properties. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in PDF format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

16.15Conspicuousness of Provisions.  The Parties acknowledge that the provisions contained in this Agreement that are set out in “bold” satisfy the requirement of the express negligence rule and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

16.16. Arbitration.  Any dispute arising under this Agreement (“Arbitrable Dispute”) shall be referred to and resolved by binding arbitration in Denver, Colorado, by three (3) arbitrators, in accordance with the rules and procedures of the Judicial Arbiter Group (“JAG”); and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code).  If there is any inconsistency between this Article and any statute or rules, this Article shall control.  Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one Party (“Claimant”) giving written notice to the other Party (“Respondent”) and to JAG, that the Claimant elects to refer the Arbitrable Dispute to arbitration, and that the Claimant has appointed an arbitrator, who shall be identified in such notice.  The Respondent shall notify the Claimant and JAG within thirty (30) Days after receipt of Claimant’s notice, identifying the arbitrator the Respondent has appointed.  The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) Days after the second arbitrator has been appointed (upon failure of a Party to act within the time specified for naming an arbitrator, such arbitrator shall be appointed by the administrator’s designee).  Seller shall pay the compensation and expenses of the arbitrator named by or for it, Buyer shall pay the compensation and expenses of the arbitrator named by or for it, and Seller and Buyer shall each pay one-half of the compensation and expenses of the third arbitrator.  All arbitrators must be neutral parties who have never been officers, directors, employees, contractors or agents of the Parties or any of their Affiliates, must have not less than ten (10) years experience in the oil and gas industry, and must have a formal financial/accounting, engineering or legal education.  The Parties shall have all rights of discovery in accordance with the Federal Rules of Civil Procedure.  The hearing shall be commenced within thirty (30) Days after the selection of the third arbitrator.  The Parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible.  The interpretation, construction and effect of this Agreement shall be governed by the Laws of Colorado, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of Colorado shall be applied, without regard to any conflicts of laws principles.  All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding.  The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

16.17  Waiver of Certain Damages.  Each of the Parties hereby waives, and agrees not to seek consequential, exemplary, punitive or special damages of any kind with respect to any Claim or dispute, arising out of or relating to this Agreement or breach hereof, including without limitation, any breach of any representation or warranty contained herein, nor to seek rescission of the transactions contemplated hereunder.  This provision does not diminish or affect in any way the Parties’ rights and obligations under any indemnities provided for in this Agreement.

16.18  Execution in Counterparts.  This Agreement may be executed in counterparts, which shall when taken together constitute one (1) valid and binding agreement.

16.19   Calendar of Required Actions.      Exhibit I sets forth a tentative calendar of actions required of Seller and Buyer under this Agreement.

Signature Page Follows

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT dated the 14th day of July, 2015, by and between Escalera Resources Co. (“Seller”), and Vanguard Operating, LLC (“Buyer”)

The Parties have executed this Agreement on the day and year set forth below.

SELLER:
Escalera Resources Co.

	/s/ Charles F. Chambers	Date: July 14, 2015
By:	Charles F. Chambers, CEO

BUYER:

Vanguard Operating LLC

	/s/ Scott W. Smith	Date: July 16, 2015
By:	Scott W. Smith, CEO